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                                                                    EXHIBIT 99.A

                               [ONEOK LETTERHEAD]


                             ONEOK ACQUIRES RESERVES

         TULSA, Oklahoma -- ONEOK, Inc. (NYSE:OKE), announced today it has joined Carl E. Gungoll Exploration, Inc., in completing an acquisition of natural gas and oil reserves from an undisclosed party. ONEOK's contribution to the acquisition was $9.8 million.

         Estimated net reserves for the acquisition should exceed 12 Bcfe and include significant development potential. These properties are predominantly natural gas and are located in the Cement Field in Caddo and Grady Counties, Oklahoma, an area where ONEOK currently has other properties. This field has been very active in recent years and continues to show promise for future development.

         Carl E. Gungoll Exploration, Inc., is a privately held independent producer based in Oklahoma City, Oklahoma. The future development activity of the properties acquired will be operated by Gungoll, which has previously been very active in the Cement Field. ONEOK will participate in these development activities and will also be involved in providing gas marketing services.

         This acquisition is a continuation of ONEOK's strategy to purchase natural gas reserves in Oklahoma and other parts of the Mid-Continent, which provide opportunities for low-risk development.

         ONEOK, Inc., is engaged in natural gas intrastate distribution and transmission, gas processing, gas marketing and gas production. ONEOK has approximately 31.6 million shares of common stock outstanding.

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STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR
PREDICTIONS OF THE FUTURE ARE FORWARD- LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS OF COMPANY EARNINGS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. INFORMATION IS AVAILABLE ON THE INTERNET WORLD WIDE WEB AT HTTP://WWW.ONEOK.COM.